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EXHIBIT 11
----------
                               DVL, Inc. and Subsidiaries
                              Computation of Per Share Data
                            (in thousands except share data)


                                                            December 31,
                                               ----------------------------------
                                                  1996         1995        1994
                                               ----------   ---------   ---------

Loss before gain on sales of real estate       $   (4,471)  $  (5,780)  $ (12,896)
Gain on sales of real estate to affiliates              -           -           9
                                               ----------   ---------   ---------
Loss from continuing operations                    (4,471)     (5,780)    (12,887)
Loss from discontinued operations                       -           -        (223)
Extraordinary gain on the settlement of
 indebtedness                                       8,349       7,900       1,935
                                               ----------   ---------   ---------
Net income (loss)                              $    3,878   $   2,120   $ (11,175)
                                               ==========   =========   =========


Weighted average number of common shares
 issued and to be issued                       14,339,975   9,980,565   8,336,640

Shares issuable upon exercise of dilutive
 stock options and warrants - net of
 shares assumed to be repurchased (at the
 average market price for the period)
 from exercise proceeds                         1,401,443           -           -
                                               ----------   ---------   ---------
Shares used for computation                    15,741,418   9,980,565   8,336,640
                                               ==========   =========   =========


Earnings per share of Common Stock:

 Loss from continuing operations               $     (.28)  $    (.58)  $   (1.54)
 Loss from discontinued operations                      -           -        (.03)
 Extraordinary gain on the settlement of
  indebtedness                                        .53         .79         .23
                                               ----------   ---------   ---------
 Net income (loss)                             $      .25   $     .21   $   (1.34)
                                               ==========   =========   =========
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